Exhibit 10.7.6

AMENDMENT

TO

EMPLOYMENT AGREEMENT

                This Amendment to Employment Agreement (this “Amendment”) dated March 1, 2005, by and between ACCESSBANK (the “Bank”), a federally chartered stock savings bank, its parent holding company, Access Anytime BanCorp, Inc., a Delaware corporation (the “Company”), and Norman R. Corzine (the “Officer”).  The Officer is Executive Vice President, Chief Investment Officer, and a Director (Vice Chairman) of the Bank and has been duly elected to these positions.  Also, the Officer is Chairman, Chief Executive Officer, and a Director of the Company and has been duly elected to these positions.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Employment Agreement (as defined below).

RECITALS

                WHEREAS, the Bank, the Company and the Officer are parties to that Employment Agreement (the “Employment Agreement”) dated as of July 29, 1999, as amended August 23, 2001, and December 16, 2002; February 15, 2004, and

                WHEREAS, the parties hereto desire to further amend the Employment Agreement.

AGREEMENT

                NOW, THEREFORE, in consideration of the premises and respective agreements contained herein and for other good and valuable consideration, the parties agree to amend the Employment Agreement as follows:

                1.             Term.  The term of this Agreement shall be extended for a period one (1) year through December 31, 2007.

                2.             Compensation.

                                (a)           Section 4(a) shall be revised to reflect that the annual salary of the Officer shall be not less than One Hundred Ninety Thousand Dollars ($190,000) per annum.

                                (b)           The last sentence of Section 4(b) shall be deleted in its entirety and replaced with the following:  “The allocation of the Board’s Discretionary and Performance Bonus for 2005 performance shall be no greater than Fifty Thousand Dollars ($50,000).”

                3.             Termination by the Officer.

                                (a)           Section 6, Termination by the Officer, shall be deleted in its entirety and replaced with the following:

                4.             Termination by the Officer.

                                (a)           Good Reason.  The Officer may terminate his employment for good reason if:

                                                (i)            any other corporation or entity acquires all or substantially all of the business of the Bank/Company;

                                                (ii)           he is not re-elected an officer;

                                                (iii)          he is assigned duties inconsistent with his duties as an officer or inconsistent with his experience; or

                                                (iv)          he elects to retire.

                                (b)           Termination for Good Reason.  The Officer shall exercise his right to terminate his employment for Good Reason by giving the Bank/Company prompt written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason and specifying such date of termination as the Officer shall determine.

                                (c)           Compensation and Benefits Due Officer.  In the event of a termination for Good Reason, the Bank/Company shall pay to the Officer salary and employee benefits for the balance of the term of the Agreement and after the term of the Agreement, the Bank/Company shall continue to cover Employee and dependent under the Company health/life benefit plan.  The portion of the premium paid by the Officer shall be withhold from any deferred compensation paid to the Officer after termination of employment or if none, shall be paid personally by the Officer.

                                (d)           Change in Control.  If the Good Reason for the Officer’s termination of his employment is that another corporation or entity acquires all or substantially all of the business of the Bank/Company, Officer may request that he be paid a balance due Officer under Section 4(a) and 2(a) of this amendment for the remaining term of the Agreement in cash or stock at closing, or paid out over the remainder of the term of the Agreement.”

                5.             This Agreement incorporates all other terms and conditions of the Employment Agreement, as previously amended, except as modified herein.

                IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ACCESSBANK		Access Anytime BanCorp, Inc.

By:	/s/ Robert C. Lydick	By:	/s/ Don K. Padgett
Its:	Chairman	Its:	President
3/1/05		3/1/05

Officer

By:	/s/ Norman R. Corzine
Norman R. Corzine
3/1/05